EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Stone’s Business”, “The Merger”, and “Experts” and to the use of our reports dated March 7, 2006, with respect to the consolidated financial statements of Stone Energy Corporation, Stone Energy Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Stone Energy Corporation, included in the joint proxy statement of Plains Exploration & Production Company and Stone Energy Corporation that is made a part of this Registration Statement (Form S-4) and Prospectus of Plains Exploration & Production Company for the registration of 34,514,861 shares of its common stock.

/s/ Ernst & Young LLP

New Orleans, Louisiana

May 15, 2006